EXHIBIT 99.1

Amended Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations of MMC's Annual report on Form 10-K for the fiscal year ended December 31, 2012.

As discussed in Note 16 of these consolidated financial statements included in Amended Item 8, effective
January 1, 2013, the Corporate Benefits and Association businesses, previously part of Marsh's U.S. Consumer operations in the Risk and Insurance Services segment, were transferred to Mercer. Accordingly, these businesses are now part of the Consulting segment. Also, effective January 1, 2013, Mercer realigned management responsibility for its outsourcing business within its other lines of business, which did not impact total Consulting segment results. Accordingly, we have amended segment data and related disclosures contained in this management's discussion and analysis and notes to the consolidated financial statements.
General
Marsh & McLennan Companies, Inc. and Subsidiaries (the “Company”) is a global professional services firm providing advice and solutions principally in the areas of risk, strategy and human capital. It is the parent company of a number of the world’s leading risk experts and specialty consultants, including: Marsh, the insurance broker, intermediary and risk advisor; Guy Carpenter, the risk and reinsurance specialist; Mercer, the provider of HR and related financial advice and services; and Oliver Wyman Group, the management, economic and brand consultancy. With approximately 54,000 employees worldwide and annual revenue of nearly $12 billion, the Company provides analysis, advice and transactional capabilities to clients in more than 100 countries.
The Company conducts business through two segments:

•
Risk and Insurance Services includes risk management activities (risk advice, risk transfer and risk control and mitigation solutions) as well as insurance and reinsurance broking and services. We conduct business in this segment through Marsh and Guy Carpenter.

•
Consulting includes Health, Retirement, Talent and Investments consulting and services, and specialized management and economic consulting services. We conduct business in this segment through Mercer and Oliver Wyman Group.

The Company completed the sale of Kroll in August 2010, and along with other dispositions between 2008 and 2010, has divested its entire Risk Consulting and Technology Segment. The Company has “continuing involvement” in certain Corporate Advisory and Restructuring businesses (“CARG”) that were disposed of in 2008. The runoff of the CARG businesses is being managed by the Company's corporate departments and financial results of these entities are included in “Corporate” for segment reporting purposes.
We describe the primary sources of revenue and categories of expense for each segment below, in our discussion of segment financial results. A reconciliation of segment operating income to total operating income is included in Note 16 to the consolidated financial statements included in Part II Item 8 in this report. The accounting policies used for each segment are the same as those used for the consolidated financial statements.
This Management's Discussion & Analysis ("MD&A") contains forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. See “Information Concerning Forward-Looking Statements” at the outset of this report.

Consolidated Results of Operations

For the Years Ended December 31, (In millions, except per share figures)	2012	2011	2010
Revenue	$11,924	$11,526	$10,550
Expense
Compensation and Benefits	7,134	6,969	6,465
Other Operating Expenses	2,961	2,919	3,146
Operating Expenses	10,095	9,888	9,611
Operating Income	$1,829	$1,638	$939
Income from Continuing Operations	$1,204	$982	$565
Discontinued Operations, Net of Tax	(3)	33	306
Net Income Before Non-Controlling Interests	$1,201	$1,015	$871
Net Income Attributable to the Company	$1,176	$993	$855
Net Income from Continuing Operations Per Share:
Basic	$2.16	$1.76	$1.01
Diluted	$2.13	$1.73	$1.00
Net Income Per Share Attributable to the Company:
Basic	$2.16	$1.82	$1.56
Diluted	$2.13	$1.79	$1.55
Average number of shares outstanding:
Basic	544	542	540
Diluted	552	551	544
Shares outstanding at December 31,	545	539	541
Consolidated operating income increased 12% to $1.8 billion in 2012 compared with $1.6 billion in 2011. Revenue in 2012 increased 3% compared to 2011, or 4% on an underlying basis, with growth in each operating company, while expenses increased 2%, or 3% on an underlying basis. This reflects the Company's improved operating efficiency as it continues to monitor and control its expenses in each of its operations.
Risk and Insurance Services operating income increased $134 million or 11% to $1.3 billion in 2012 compared with 2011, resulting from revenue growth at both Marsh and Guy Carpenter.
Consulting operating income increased $75 million or 12% to $692 million in 2012 compared with 2011 primarily due to increased revenue at Mercer and improved operating efficiency.
Consolidated operating income was $1.6 billion in 2011 compared with $939 million in 2010. The 2010 results include a $400 million charge, net of insurance recoveries, for the resolution of the litigation brought by the Alaska Retirement Management Board ("ARMB") and restructuring and other noteworthy items of $139 million. Excluding these charges, consolidated operating income was $1.5 billion in 2010.
Risk and Insurance Services operating income increased $243 million or 25% to $1.2 billion in 2011 compared with 2010, resulting from revenue growth at both Marsh and Guy Carpenter, continued expense discipline and a decrease of $132 million in restructuring and other noteworthy items.
Consulting operating income increased $473 million to $617 million in 2011 primarily due to the $400 million net charge related to the ARMB litigation settlement in 2010. Excluding that item, Consulting operating income increased $73 million, or 13%.
Discontinued operations in 2011 includes a net credit resulting from the resolution of certain legal matters and related insurance recoveries as well as the settlement of certain tax audits and the expiration of the statute of limitations related to certain indemnified matters in connection with the disposals of Putnam and Kroll. These credits are partly offset by the write-off, net of tax, of capitalized software related to the disposal of the Marsh Business Processing Outsourcing ("BPO") business. Discontinued operations in 2010 includes the operating results of Kroll, gains on the sales of Kroll and Kroll Laboratory Specialists ("KLS") totaling $282 million, and insurance recoveries of $16 million related to Putnam market-timing related matters.
Discontinued operations also includes the accretion of interest related to an indemnity for uncertain tax positions provided as part of the purchase by Great-West Life Co. Inc., of Putnam Investments Trust from the Company in August 2007.

Consolidated net income attributable to the Company was $1.2 billion in 2012, compared with $993 million in 2011 and $855 million in 2010.
Consolidated Revenue and Expense
The Company conducts business in many countries, as a result of which the impact of foreign exchange rate movements may impact period-to-period comparisons of revenue. Similarly, the revenue impact of acquisitions and dispositions may impact period-to-period comparisons of revenue. Underlying revenue measures the change in revenue from one period to another by isolating these impacts. The impact of foreign currency exchange fluctuations, acquisitions and dispositions including transfers among businesses, on the Company’s operating revenues is as follows:

	Year Ended December 31,				Components of Revenue Change*
(In millions, except percentage figures)	2012	2011	% Change GAAP Revenue		Currency Impact		Acquisitions/ Dispositions Impact		Underlying Revenue
Risk and Insurance Services
Marsh	$5,232	$4,991	5%		(2)%		2%		5%
Guy Carpenter	1,079	1,041	4%	—	(1)%	—	(1)%	—	6%
Subtotal	6,311	6,032	5%	—	(2)%	—	2%	—	5%
Fiduciary Interest Income	39	47
Total Risk and Insurance Services	6,350	6,079	4%	—	(2)%	—	2%	—	5%
Consulting
Mercer	4,147	4,004	4%	—	(1)%	—	1%	—	4%
Oliver Wyman Group	1,466	1,483	(1)%	—	(2)%	—	(2)%	—	3%
Total Consulting	5,613	5,487	2%	—	(2)%	—	—%	—	4%
Corporate/Eliminations	(39)	(40)
Total Revenue	$11,924	$11,526	3%	—	(2)%	—	1%	—	4%

*	Components of revenue change may not add due to rounding.

The following table provides more detailed revenue information for certain of the components presented above:

	Year Ended December 31,			Components of Revenue Change*
(In millions, except percentage figures)	2012	2011	% Change GAAP Revenue	Currency Impact		Acquisitions/ Dispositions Impact		Underlying Revenue
Marsh:
EMEA	$1,860	$1,796	4%	(5)%	—	3%	—	5%
Asia Pacific	656	612	7%	(1)%	—	—%	—	7%
Latin America	353	334	6%	(7)%	—	—%	—	13%
Total International	2,869	2,742	5%	(4)%	—	2%	—	6%
U.S. / Canada	2,363	2,249	5%	—%	—	2%	—	3%
Total Marsh	$5,232	$4,991	5%	(2)%	—	2%	—	5%
Mercer:
Health	$1,412	$1,320	7%	(1)%	—	2%	—	7%
Retirement	1,396	1,423	(2)%	(2)%	—	(1)%	—	1%
Talent	604	576	5%	(2)%	—	4%	—	2%
Investments	735	685	7%	(1)%	—	2%	—	7%
Total Mercer	$4,147	$4,004	4%	(1)%	—	1%	—	4%

Underlying revenue measures the change in revenue using consistent currency exchange rates, excluding the impact of certain items such as: acquisitions, dispositions and transfers among businesses.
*	Components of revenue change may not add due to rounding.

	Year Ended December 31,			Components of Revenue Change*
(In millions, except percentage figures)	2011	2010	% Change GAAP Revenue	Currency Impact		Acquisitions/ Dispositions Impact		Underlying Revenue
Risk and Insurance Services
Marsh	$4,991	$4,537	10%	2%	—	4%	—	4%
Guy Carpenter	1,041	975	7%	1%	—	1%	—	5%
Subtotal	6,032	5,512	9%	2%	—	3%	—	4%
Fiduciary Interest Income	47	45
Total Risk and Insurance Services	6,079	5,557	9%	2%	—	3%	—	4%
Consulting
Mercer	4,004	3,685	9%	3%	—	2%	—	4%
Oliver Wyman Group	1,483	1,357	9%	2%	—	—%	—	7%
Total Consulting	5,487	5,042	9%	3%	—	1%	—	5%
Corporate /Eliminations	(40)	(49)
Total Revenue	$11,526	$10,550	9%	2%	—	2%	—	5%
The following table provides more detailed revenue information for certain of the components presented above:

	Year Ended December 31,			Components of Revenue Change*
(In millions, except percentage figures)	2011	2010	% Change GAAP Revenue	Currency Impact		Acquisitions/ Dispositions Impact		Underlying Revenue
Marsh:
EMEA	$1,796	$1,674	7%	2%	—	2%	—	4%
Asia Pacific	612	503	22%	8%	—	4%	—	9%
Latin America	334	298	12%	(1)%	—	—	—	14%
Total International	2,742	2,475	11%	3%	—	2%	—	6%
U.S. / Canada	2,249	2,062	9%	—	—	6%	—	2%
Total Marsh	$4,991	$4,537	10%	2%	—	4%	—	4%
Mercer:
Health	$1,320	$1,243	6%	1%	—	—	—	5%
Retirement	1,423	1,408	1%	3%	—	—%	—	(1)%
Talent	576	488	18%	3%	—	5%	—	11%
Investments	685	546	26%	8%	—	6%	—	11%
Total Mercer	$4,004	$3,685	9%	3%	—	2%	—	4%

Underlying revenue measures the change in revenue using consistent currency exchange rates, excluding the impact of certain items such as: acquisitions, dispositions and transfers among businesses.
*	Components of revenue change may not add due to rounding.

Revenue
Consolidated revenue for 2012 increased 3% to $11.9 billion compared with $11.5 billion in 2011, reflecting a 4% increase in underlying revenue, a 1% increase due to acquisitions and a 2% negative impact of foreign currency translation. Revenue in the Risk and Insurance Services segment increased 4% in 2012 compared with 2011 or 5% on an underlying basis, reflecting increases of 5% in Marsh and 6% in Guy Carpenter. Consulting segment revenue increased 2%, resulting from a 4% increase in Mercer partly offset by a 1% decrease in the Oliver Wyman Group. On an underlying basis, Consulting segment revenue increased 4%, reflecting a 4% increase in Mercer and a 3% increase in the Oliver Wyman Group.
Consolidated revenue for 2011 increased 9% to $11.5 billion compared with $10.6 billion in 2010, reflecting a 5% increase in underlying revenue, a 2% increase due to acquisitions and a 2% positive impact of foreign currency translation. Revenue in the Risk and Insurance Services segment increased 9% in 2011 compared with 2010 or 4% on an underlying basis, reflecting increases of 4% in Marsh and 5% in Guy Carpenter. Consulting segment revenue increased 9%, resulting from 9% increases in both Mercer and the Oliver Wyman Group. On an underlying basis, revenue increased 5%, reflecting a 4% increase in Mercer and a 7% increase in the Oliver Wyman Group.
Operating Expense
Consolidated operating expenses increased 2% in 2012 compared with the same period in 2011. The increase reflects a 3% increase in underlying expenses, a 1% increase due to the impact of acquisitions, offset by a 2% decrease due to the impact of foreign currency exchange translation. The increase in underlying expenses primarily reflects higher incentive compensation and benefits costs and restructuring costs at Mercer, which include exit costs related to a portion of Mercer's Canadian outsourcing business. These increases are partly offset by credits related to the adjustment of acquisition related contingent consideration liabilities.
Consolidated operating expenses increased 3% in 2011 compared with the same period in 2010. Expenses in 2010 include the $400 million ARMB settlement at Mercer. Restructuring and other noteworthy charges, which include legal fees arising from regulatory actions, net of insurance recoveries and credits related to the CARG business divested in 2008, decreased $116 million to $23 million in 2011 as compared to $139 million in 2010. Excluding these charges, expenses were $9.9 billion in 2011 compared with $9.1 billion in 2010, an increase of 9%. The increase reflects a 3% increase due to the impact of foreign currency exchange, a 2% increase due to the impact of acquisitions and a 4% increase in underlying expenses. The increase in underlying expenses primarily reflects higher compensation and benefits costs, including increased pension costs, higher consulting costs, asset-based fees and expenses reimbursable from clients.
Restructuring
In 2012, the Company implemented restructuring actions which resulted in costs totaling $78 million. Approximately $58 million of the restructuring charges related to Mercer, with approximately $51 million in expenses recorded in the fourth quarter of 2012 relating to senior management's operations review, including costs of approximately $16 million related to the disposal of a portion of Mercer's Canadian outsourcing business. The restructuring costs consist primarily of severance and benefits, costs for future rent and other real estate costs. These costs were incurred as follows: Risk and Insurance Services—$8 million (all acquisition related—$ 8 million); Consulting—$58 million (acquisition related—$1 million); and Corporate—$12 million.
Businesses Exited
Marsh's BPO business, previously part of the Marsh U.S. Consumer business, provided policy, claims, call center and accounting operations on an outsourced basis to life insurance carriers. Marsh invested in a technology platform that was designed to make the BPO business scalable and more efficient. During 2011, Marsh decided that it would cease investing in the technology platform and instead exit the business via a sale. In the fourth quarter of 2011, management initiated a plan to sell the Marsh BPO business, which was completed in August 2012. The Company wrote off capitalized software of the BPO business of $17 million, net of tax, which is included in discontinued operations in 2011.
In February 2010, Kroll sold KLS, its substance abuse testing business for $110 million. On August 3, 2010, the Company completed the sale of Kroll to Altegrity for $1.13 billion. The account balances and activities of Kroll and KLS have been segregated and reported as discontinued operations in the accompanying financial statements for 2010. The gain on the sale of Kroll and related tax benefits and the after- tax loss on the disposal of KLS, along with Kroll’s and KLS’s 2010 results of operations are included in discontinued operations.

Risk and Insurance Services
In the Risk and Insurance Services segment, the Company’s subsidiaries and other affiliated entities act as brokers, agents or consultants for insureds, insurance underwriters and other brokers in the areas of risk management, insurance broking and insurance program management services, primarily under the name of Marsh; and engage in reinsurance broking, catastrophe and financial modeling services and related advisory functions, primarily under the name of Guy Carpenter.
Marsh and Guy Carpenter are compensated for brokerage and consulting services primarily through fees paid by clients and/or commissions paid out of premiums charged by insurance and reinsurance companies. Commission rates vary in amount depending upon the type of insurance or reinsurance coverage provided, the particular insurer or reinsurer, the capacity in which the broker acts and negotiations with clients. Revenues can be affected by premium rate levels in the insurance/reinsurance markets, the amount of risk retained by insurance and reinsurance clients themselves and by the value of the risks that have been insured since commission based compensation is frequently related to the premiums paid by insureds/reinsureds. In many cases, fee compensation may be negotiated in advance, based on the type of risk, coverage required, and service provided by the Company and ultimately placed into the insurance market or retained by the client. The trends and comparisons of revenue from one period to the next can be affected by changes in premium rate levels, fluctuations in client risk retention, and increases or decreases in the value of risks that have been insured, as well as new and lost business, and the volume of business from new and existing clients.
In certain countries, Marsh and Guy Carpenter receive interest income on certain funds (such as premiums and claims proceeds) held in a fiduciary capacity for others. The investment of fiduciary funds is regulated by state and other insurance authorities. These regulations typically provide for segregation of fiduciary funds and limit the types of investments that may be made with them. Interest income from these investments varies depending on the amount of funds invested and applicable interest rates, both of which vary from time to time. For presentation purposes, fiduciary interest is segregated from the other revenues of Marsh and Guy Carpenter and separately presented within the segment, as shown in the revenue by segments charts earlier in this MD&A. In certain countries, Marsh is compensated for insurer consulting services in the form of a fee or as a percentage of premium (or a combination of both).
The results of operations for the Risk and Insurance Services segment are presented below:

(In millions of dollars)	2012	2011	2010
Revenue	$6,350	$6,079	$5,557
Compensation and Benefits	3,502	3,400	3,172
Other Operating Expenses	1,514	1,479	1,428
Operating Expenses	5,016	4,879	4,600
Operating Income	$1,334	$1,200	$957
Operating Income Margin	21.0%	19.7%	17.2%
Revenue
Revenue in Risk and Insurance Services increased 4% in 2012 compared with 2011 reflecting a 5% increase on an underlying basis, a 2% increase from acquisitions, partly offset by a 2% decrease from the impact of foreign currency exchange translation.
In Marsh, revenue in 2012 was $5.2 billion, an increase of 5% from the prior year, reflecting 5% growth in underlying revenue, a 2% increase from acquisitions partly offset by a 2% decrease resulting from the impact of foreign currency translation. The underlying revenue increase of 5% reflects growth in all major geographies, driven by new business. Underlying revenue increased 13% in Latin America, 7% in Asia Pacific, 3% in U.S. / Canada and 5% in EMEA.
During 2012, Marsh completed the following twelve acquisitions:

•
January - Marsh acquired Alexander Forbes' South African brokerage operations, including Alexander Forbes Risk Services and related ancillary operations and insurance broking operations in Botswana and Namibia to expand Marsh's presence in Africa. Marsh subsequently closed the acquisitions of the Alexander Forbes operations in Uganda, Malawi and Zambia.

•
March - Marsh & McLennan Agency ("MMA") acquired KSPH, LLC, a middle-market employee benefits agency based in Virginia, and Marsh acquired Cosmos Services (America) Inc., the U.S. insurance brokerage subsidiary of ITOCHU Corp., which specializes in commercial property/casualty, personal lines, and employee benefits brokerage services to U.S. subsidiaries of Japanese companies.

•
June - MMA acquired Progressive Benefits Solutions, an employee benefits agency based in North Carolina, and Security Insurance Services, Inc., a Wisconsin-based insurance agency which offers property/casualty and employee benefits products and services to individuals and businesses.

•	August - MMA acquired Rosenfeld-Einstein, a South Carolina-based employee benefits service provider, and Eidson Insurance, a property/casualty and employee benefits services firm located in Florida.

•
October - MMA acquired Howalt+McDowell, a South Dakota-based agency which offers property casualty, surety, personal protection and employee benefits insurance to individuals and businesses, and The Protector Group Insurance Agency, a Massachusetts-based agency which provides property casualty, employee benefits services, personal insurance and individual financial services.

•	November - MMA acquired Brower Insurance, an Ohio-based company providing employee benefits, property casualty and consulting services.

•
December - MMA acquired McGraw Wentworth, a Michigan-based company providing consulting services to mid-sized organizations, and Liscomb Hood Mason, a Minnesota-based company providing property casualty and employee benefits products and services.

The MMA acquisitions were made to expand Marsh's presence in the U.S. middle-market business.
In January 2011, Marsh acquired RJF Agencies, an independent insurance agency in the upper Midwest. In February 2011, Marsh acquired Hampton Roads Bonding, a surety bonding agency for commercial, road, utility, maritime and government contractors in the state of Virginia, and the Boston office of Kinloch Consulting Group, Inc. In July 2011, Marsh acquired Prescott Pailet Benefits, an employee benefits broker based in Texas. In October 2011, Marsh acquired the employee benefits division of Kaeding, Ernst & Co, a Massachusetts based employee benefits, life insurance and financial planning consulting firm. In November 2011, Marsh acquired Seitlin Insurance, a property and casualty insurance and employee benefits firm located in South Florida.
Guy Carpenter’s revenue increased 4% to $1.1 billion in 2012 compared with 2011, or 6% on an underlying basis driven by Carpenter's International operations, particularly Global Specialties, Asia Pacific, EMEA, Latin America, and Global Facultative.
Fiduciary interest income was $39 million in 2012 compared to $47 million in 2011 due to slightly lower average invested funds combined with lower interest rates.
Revenue in Risk and Insurance Services increased 9% in 2011 compared with 2010 reflecting a 4% increase on an underlying basis, a 3% increase from acquisitions, and a 2% increase from the impact of foreign currency exchange translation.
In Marsh, revenue in 2011 was $5.0 billion, an increase of 10% from the prior year, reflecting 4% growth in underlying revenue, a 4% increase from acquisitions and a 2% increase resulting from the impact of foreign currency translation. The underlying revenue increase of 4% reflected growth in all major geographies, driven by higher retention rates and new business development. Underlying revenue increased 14% in Latin America, 9% in Asia Pacific, 2% in U.S. / Canada and 4% in EMEA.
Guy Carpenter’s revenue increased 7% to $1.0 billion in 2011 compared with 2010, or 5% on an underlying basis. The increase in underlying revenue was driven by strong new business development and high retention rates.
Fiduciary interest income was $47 million in 2011 compared to $45 million in 2010 due to higher average invested funds partly offset by lower interest rates.
Expense
Expenses in the Risk and Insurance Services segment increased 3% in 2012 compared with 2011, reflecting a 2% increase from acquisitions and a 2% decrease due to the impact of foreign currency translation. Expenses on an underlying basis increased 3% primarily due to higher base salaries and incentive compensation and benefits costs partly offset by credits related to adjustments to acquisition related contingent consideration liabilities.
Expenses in the Risk and Insurance Services segment increased 6% in 2011 compared with 2010, reflecting a 3% increase from acquisitions and a 2% increase due to the impact of foreign currency translation. Expenses on an underlying basis increased 1%. The increase in underlying expenses is primarily due to higher base salaries and incentive compensation costs, non-restructuring related severance costs and facilities and equipment costs, partly offset by lower restructuring expenses and a credit of $31 million for insurance recoveries on previously expensed legal fees.

Consulting
The Company conducts business in its Consulting segment through two main business groups. Mercer provides consulting expertise, advice, services and solutions in the areas of health, retirement, talent and investments. Oliver Wyman Group provides specialized management, economic and brand consulting services.
The major component of revenue in the Consulting segment business is fees paid by clients for advice and services. Mercer, principally through its health line of business, also earns revenue in the form of commissions received from insurance companies for the placement of group (and occasionally individual) insurance contracts, primarily life, health and accident coverages. Revenue for Mercer’s investment management business and certain of Mercer’s outsourcing businesses consists principally of fees based on assets under management or administration.
Revenue in the Consulting segment is affected by, among other things, global economic conditions, including changes in clients’ particular industries and markets. Revenue is also affected by competition due to the introduction of new products and services, broad trends in employee demographics, including levels of employment, the effect of government policies and regulations, and fluctuations in interest and foreign exchange rates. Revenues from the provision of investment management services and retirement trust and administrative services are significantly affected by securities market performance.
The results of operations for the Consulting segment are presented below:

(In millions of dollars)	2012	2011	2010
Revenue	$5,613	$5,487	$5,042
Compensation and Benefits	3,298	3,315	3,063
Other Operating Expenses	1,623	1,555	1,835
Operating Expenses	4,921	4,870	4,898
Operating Income	$692	$617	$144
Operating Income Margin	12.3%	11.2%	2.9%
Revenue
Consulting revenue in 2012 increased 2% compared with 2011, or 4% on an underlying basis. Mercer’s revenue was $4.1 billion in 2012, an increase of 4% on both a reported and underlying basis as compared to 2011, with growth in each of its businesses. The underlying revenue growth was primarily driven by 7% increases in both health and investments. Oliver Wyman’s revenue decreased 1% in 2012 compared to 2011, but increased 3% on an underlying basis.
During 2012, Mercer completed the following three acquisitions:

•
February - Mercer acquired the remaining 49% of Yokogawa-ORC, a global mobility firm based in Japan, which was previously accounted for under the equity method, and Pensjon & Finans, a leading Norway-based financial investment and pension consulting firm.

•	March - Mercer acquired REPCA, a France-based broking and advisory firm for employer health and benefits plans.
Consulting revenue in 2011 increased 9% compared with 2010, or 5% on an underlying basis. Mercer’s revenue was $4.0 billion in 2011, an increase of 9% or 4% on an underlying basis. The underlying revenue growth was primarily driven by increases of 5% in health and 11% in both talent and investments, partly offset by a 1% decline in retirement. Oliver Wyman’s revenue increased 9% to $1.5 billion in 2011, or 7% on an underlying basis.
Expense
Consulting expenses in 2012 increased 1%, or 2% on an underlying basis. This increase reflects the impact of higher benefits and restructuring costs, including charges of $16 million for the exit activities related to a portion of Mercer's Canadian outsourcing business.
Consulting expenses in 2011 decreased 1% to $4.9 billion, or 4% on an underlying basis. Mercer recorded a $400 million net charge related to the ARMB settlement in 2010. Excluding this charge, expenses increased 4% on an underlying basis. This increase reflected the impact of higher base-salaries and incentive compensation and benefits costs, including higher pension costs, and higher asset-based fees and recoverable expenses from clients.

Corporate and Other
The following results of Corporate and Other includes the run-off of CARG operations:

(In millions of dollars)	2012	2011	2010
Corporate Advisory and Restructuring Operating Income	$6	$9	$10
Corporate Expense	(203)	(188)	(172)
Total Corporate and Other	$(197)	$(179)	$(162)

Corporate expenses in 2012 were $203 million compared to $188 million in 2011. The increase is primarily due to accelerated amortization of equity awards for retirement eligible senior executives and higher consulting costs associated with corporate initiatives.

Corporate expenses in 2011 were $188 million compared to $172 million in 2010. The increase in Corporate expense reflects higher compensation and pension costs primarily due to executive positions added in corporate and higher outside services costs related to corporate initiatives, such as branding.

The CARG amounts reflect payments received related to the CARG businesses divested in 2008.
Discontinued Operations

As part of the disposal transactions for Putnam and Kroll, the Company provided certain indemnities, primarily related to pre-transaction tax uncertainties and legal contingencies. In accordance with applicable accounting guidance, liabilities were established related to these indemnities at the time of the sales and reflected as a reduction of the gain on disposal. Discontinued operations includes charges or credits resulting from the settlement or resolution of the indemnified matters, as well as adjustments to the liabilities related to such matters. Discontinued operations in 2011 includes credits of $50 million from the resolution of certain legal matters and insurance recoveries, as well as the settlement of tax audits and the expiration of the statutes of limitations related to certain of the indemnified matters, primarily with respect to Putnam.

Marsh's BPO business, previously part of Marsh U.S. Consumer business, provided policy, claims, call center and accounting operations on an outsourced basis to life insurance carriers. Marsh invested in a technology platform that was designed to make the BPO business scalable and more efficient. During 2011, Marsh decided that it would cease investing in the technology platform and instead exit the business via a sale. In the fourth quarter of 2011, management initiated a plan to sell the Marsh BPO business which was completed in August 2012. The Company wrote off capitalized software of the BPO business of $17 million, net of tax, which is included in discontinued operations in 2011.
In the first quarter of 2010, Kroll completed the sale of KLS and on August 3, 2010, the Company completed the sale of Kroll to Altegrity.
Kroll’s results of operations are reported as discontinued operations in the Company’s consolidated statement of income for the portion of 2010 prior to Kroll's disposal. The year ended 2010 also includes the gain on the sale of Kroll and related tax benefits and the loss on the sale of KLS, which includes the tax provision of $36 million on the sale.
The Company’s tax basis in its investment in the stock of Kroll at the time of sale exceeded the recorded amount primarily as a result of prior impairments of goodwill recognized for financial reporting, but not tax. A $265 million deferred tax benefit was recorded in discontinued operations in 2010 as a result of the sale of Kroll.

Summarized Statements of Income data for discontinued operations is as follows:

For the Years Ended December 31, (In millions of dollars, except per share figures)	2012	2011	2010
Kroll Operations
Revenue	$—	$—	$381
Operating expenses	—	—	345
Operating income	—	—	36
Income tax expense	—	—	16
Income from Kroll operations, net of tax	—	—	20
Other discontinued operations, net of tax	—	(17)	(7)
Income (loss) from discontinued operations, net of tax	—	(17)	13
Disposals of discontinued operations (a)	(2)	25	58
Income tax expense (credit) (b)	1	(25)	(235)
Disposals of discontinued operations, net of tax	(3)	50	293
Discontinued operations, net of tax	$(3)	$33	$306
Discontinued operations, net of tax per share
—Basic	$—	$0.06	$0.55
—Diluted	$—	$0.06	$0.55

(a)	Includes gain on sale of Kroll and the gain on the sale of KLS in 2010.

(b)
The income tax credit related to the disposal of discontinued operations for 2010 primarily represents the recognition of tax benefits related to the sale of Kroll, partly offset by a tax provision of $36 million related to the sale of KLS.

Other Corporate Items
Interest
Interest income earned on corporate funds amounted to $24 million in 2012 compared with $28 million in 2011. The decrease in interest income is due to lower average interest rates compared with the prior year. Interest expense was $181 million in 2012 compared with $199 million in 2011. The decrease is primarily due to lower interest rates on senior notes issued during the second half of 2011 and the first quarter of 2012, compared to the interest rate on notes that matured.
Interest income earned on corporate funds was $28 million in 2011 compared with $20 million in 2010. The increase in interest income was due to the combined effect of higher average invested funds in 2011 and slightly higher average interest rates compared with the prior year. Interest expense was $199 million in 2011 compared with $233 million in 2010. The decrease was primarily due to the maturity of senior notes in the third quarter of 2010, the early extinguishment of a portion of the Company's outstanding notes during the third quarter of 2011 and a lower net interest rate on the Company's debt subject to interest rate swaps. These decreases were partly offset by interest on new senior notes issued during the third quarter of 2011.
Early Extinguishment of Debt
On July 15, 2011 the Company purchased $600 million of the Outstanding Notes, comprised of $330 million of its 2014 Notes and $270 million of its 2015 Notes (collectively, the "Notes"). The Company acquired the Notes at market value plus a tender premium, which exceeded its carrying value and resulted in a charge of approximately $72 million in the third quarter of 2011.
Investment Income (Loss)
In 2012, investment income was $24 million compared with $9 million in 2011. This increase is primarily due to higher mark-to-market gains on private equity fund investments, partly offset by an impairment loss on a debt security of $8 million.
In 2011, investment income was $9 million compared with $43 million in 2010. This decrease primarily reflects the impact of lower private equity gains recorded in 2011 as compared to 2010, the effects of recording an impairment loss in 2011 and a gain on the sale of equity securities in 2010.

Income Taxes
The Company's consolidated effective tax rate was 29.0%, 30.1% and 26.5% in 2012, 2011 and 2010, respectively. The tax rate in each year reflects foreign operations which are taxed at rates lower than the U.S. statutory tax rate.
The lower effective tax rate attributed to the Company's foreign operations primarily reflects lower corporate tax rates that prevail outside of the U.S., net of the U.S. tax impact from repatriating foreign earnings. In 2012, pre-tax income in the U.K., Canada, Australia and Bermuda accounted for approximately 60% of the Company's total non-U.S. pre-tax income, with effective rates in those countries of 24% (excluding the non-cash deferred tax impact of UK tax legislation enacted in 2012), 27%, 30% and 0%, respectively. Under current U.S. tax law, the Company anticipates its non-U.S. operations will continue to incur taxes at rates below the U.S. federal tax rate of 35%.
The Company's non-U.S. revenue over the past three years has been approximately 55% of total revenue, while the pre-tax income from non-U.S. locations varied from 77% to 138% of total pre-tax income. Although revenue in the United States has been approximately 45% of total revenue, while the Company had gains in its U.S. operations in 2011 and 2012, the Company incurred pre-tax losses in the United States during 2010 as a result of a significant charge from the resolution of the ARMB matter, which is discussed in Note 1 to the Consolidated Financial Statements. The Company had pre-tax income in its U.S. operations in 2011 and 2012.
In addition, as a U.S. domiciled parent holding company, Marsh & McLennan Companies, Inc., is the issuer for essentially all of the Company's external indebtedness, and incurs the related interest expense in the U.S. Finally, most senior executive and oversight functions are conducted in the U.S. and the associated costs are incurred primarily in the United States.
The effective tax rate may vary significantly from period to period for the foreseeable future. It is sensitive to the geographic mix and repatriation of the Company's earnings, which may result in higher or lower tax rates. A proportional increase in U.S. pre-tax income will tend to increase the effective tax rate because U.S. federal and state corporate tax rates often exceed tax rates applicable outside the U.S. Losses in certain jurisdictions cannot be offset by earnings from other operations, and may require valuation allowances that affect the rate, depending on estimates of the realizability of associated deferred tax assets. The effective tax rate is also sensitive to changes in unrecognized tax benefits, including the impact of settled tax audits and expired statutes of limitation.
The realization of deferred tax assets depends on generating future taxable income during the periods in which the tax benefits are deductible or creditable. The Company and Marsh have been profitable globally. However, tax liabilities are determined and assessed on a legal entity and jurisdictional basis. Certain taxing jurisdictions allow or require combined or consolidated tax filings. In the United States, certain groups within the Company, which file on a combined basis, were profitable in 2011 and 2012, but incurred a loss in 2010 as a result of the resolution of the ARMB matter. The Company assessed the realizability of its domestic deferred tax assets, particularly state deferred tax assets of Marsh relating to jurisdictions in which it files separate tax returns, state deferred tax assets of all of the Company's domestic operations related to jurisdictions in which the Company files a unitary or combined state tax return, and foreign tax credit carry-forwards in the Company's consolidated U.S. federal tax return. When making its assessment about the realization of its domestic deferred tax assets at December 31, 2012, the Company considered all available evidence, placing particular weight on evidence that could be objectively verified. The evidence considered included (i) the profitability of the Company's U.S. operations in 2011 and 2012 and the cumulative period from 2010 through 2012, (ii) the nature, frequency, and severity of losses incurred before 2011, (iii) profit trends evidenced by continued improvements in the Company's and Marsh's operating performance, (iv) the non-recurring nature of some of the items that contributed to losses before 2011, (v) the carry-forward periods for the net operating losses ("NOLs") and foreign tax credit carry-forwards, (vi) the sources and timing of future taxable income, giving weight to sources according to the extent to which they can be objectively verified, and (vii) tax planning strategies that would be implemented, if necessary, to accelerate utilization of NOLs. Based on its assessment, the Company concluded that it is more likely than not that a substantial portion of these deferred tax assets are realizable and a valuation allowance was recorded to reduce the domestic deferred tax assets to the amount that the Company believes is more likely than not to be realized. In the event sufficient taxable income is not generated in future periods, additional valuation allowances of up to approximately $270 million could be required relating to these domestic deferred tax assets. The realization of the remaining U.S. federal deferred tax assets is not as sensitive to U.S. profits because it is supported by anticipated repatriation of future annual earnings from the Company's profitable global operations, consistent with the Company's historical practice. In addition, when making its assessment about the realization of its domestic deferred tax assets at December 31, 2012, the Company continued to assess the realizability of deferred tax assets of certain other entities with a history of recent losses, including other U.S. entities that file separate state tax returns and foreign subsidiaries, and recorded valuation allowances as appropriate.
Changes in tax laws or tax rulings may have a significant adverse impact on our effective tax rate. For example,

proposals for fundamental U.S. international tax reform, if enacted, could have a significant adverse impact on the effective tax rate.
Liquidity and Capital Resources
The Company is organized as a holding company, a legal entity separate and distinct from its operating subsidiaries. As a holding company without significant operations of its own, the Company is dependent upon dividends and other payments from its operating subsidiaries to meet its obligations for paying principal and interest on outstanding debt obligations, for paying dividends to stockholders and for corporate expenses. Other sources of liquidity include borrowing facilities discussed below in financing cash flows.
The Company derives a significant portion of its revenue and operating profit from operating subsidiaries located outside of the United States. Funds from the Company’s operating subsidiaries located outside of the United States are regularly repatriated to the United States out of annual earnings. At December 31, 2012, the Company had approximately $1.3 billion of cash and cash equivalents in its foreign operations, of which all but approximately $80 million is considered to be permanently invested in those operations to fund foreign investments and working capital needs. The non-U.S. cash and cash equivalents considered permanently reinvested includes approximately $250 million of operating funds required to be maintained for regulatory requirements or as collateral under certain captive insurance arrangements. The Company expects to continue its practice of repatriating foreign funds out of current annual earnings. While management does not foresee a need to repatriate the funds which are currently deemed permanently invested, if facts or circumstances change management could elect to repatriate them, if necessary, which could result in higher effective tax rates in the future.
Cash on our consolidated balance sheets includes funds available for general corporate purposes. Funds held on behalf of clients in a fiduciary capacity are segregated and shown separately in the consolidated balance sheets as an offset to fiduciary liabilities. Fiduciary funds cannot be used for general corporate purposes, and should not be considered as a source of liquidity for the Company.
Operating Cash Flows
The Company generated $1.3 billion of cash from operations in 2012 compared with $1.7 billion in 2011. These amounts reflect the net income reported by the Company during those periods, excluding gains or losses from investments and the disposition of businesses, adjusted for non-cash charges and changes in working capital which relate, primarily, to the timing of payments for accrued liabilities or receipts of assets. The reduction in cash generated from operations is primarily due to the cash refunds of U.S. federal income taxes received in 2011, discussed below. Cash generated from the disposition of businesses is included in investing cash flows.
The Company received $322 million in cash refunds of U.S. federal income taxes during the second quarter of 2011, comprising $212 million from carrying back the net capital loss incurred in 2010 from the sale of Kroll and various other assets, and $110 million from the cash settlement of the IRS audit for the periods 2006 through 2008. The audit settlement primarily reflected the allowance of carry back claims for net operating losses and excess foreign tax credits arising in 2008. The impact on the tax provision of these events was reflected in prior periods and did not impact income tax expense reported in 2011.
On June 11, 2010, the Company resolved the litigation brought by the ARMB on behalf of two Alaska benefit plans against Mercer, relating to work in the period 1992 to 2004. Under the terms of the settlement agreement, Mercer paid $500 million, of which $100 million was covered by insurance.
Pension Related Items
During 2012, the Company contributed $124 million to its U.S. pension plans and $389 million to non-U.S. pension plans, which includes discretionary contributions of $100 million to each of the U.S. and the U.K. plans, compared with $24 million for U.S. plans and $320 million for non-U.S. plans in 2011.
In the U.S., contributions to the tax-qualified defined benefit plans are based on ERISA guidelines and the company generally expects to maintain a funded status of 80% or more of the liability determined under the ERISA guidelines. The pension stabilization provisions included in the "Moving Ahead for Progress in the 21st Century Act", enacted on July 6, 2012, changed the methodology for determining the discount rate used for calculating plan liabilities under ERISA, which determines, in part, the funding requirements. After considering the impact of the pension funding stabilization provisions discussed above, the Company does not expect any contributions will be required to its U.S. tax-qualified plan through the end of 2014. The Company expects to fund approximately $25 million to its non-qualified U.S. pension plans in 2013.

The Company has a large number of non-U.S. defined benefit pension plans, the largest of which are in the U.K.,

which comprise approximately 82% of non-U.S. plan assets. Contribution rates for non-US plans are generally based on local funding practices and statutory requirements, which may differ significantly from measurements under U.S. GAAP. In the U.K., contributions to defined benefit pension plans are determined through a negotiation process between the Company and the plans' Trustee that typically occurs every three years in conjunction with the actuarial valuation of the plans. This process is governed by U.K. pension regulations. The assumptions that result from the funding negotiations are different from those used for U.S. GAAP and currently result in a lower funded status than under U.S. GAAP. The current funding plan was based on assumptions (including interest rates, inflation, salary increases and mortality) that reflected market conditions as of year-end 2009, was agreed to in early 2011 and forms the basis for the Company's aggregate contributions to the U.K. plans for 2011 through 2013. In 2012, the Company made required contributions of $289 million to its non-U.S. defined benefit pension plans, including amounts called for under the U.K. funding plan. Additionally, the Company made a $100 million discretionary contribution to the U.K. plans. The valuation of the U.K. pension plan at December 31, 2012 that results from the negotiation process described above will determine funding that is expected to become applicable in 2014. Contributions to the U.K. plans typically comprised of a portion related to the current service cost, that is, the benefits earned by employees in the current year, plus an amount intended to reduce, over time, any deficit determined through the Company's negotiations with the Trustee. The Company anticipates contributing approximately $250 million in March 2013 to pre-fund all or a substantial portion of any deficit funding contributions that may be required from 2014 through 2016 as a result of the negotiations with the Trustee. In the aggregate, the Company expects to fund $623 million to its non-U.S. plans in 2013, comprising $171 million to plans outside of the U.K. (including a $70 million discretionary contribution to a Canadian plan in January 2013) and $452 million to the U.K. plans.
Funding amounts may be influenced by future asset performance, the level of discount rates and other variables impacting the assets and/or liabilities of the plan.
The year-over-year change in the funded status of the Company's pension plans is impacted by the variance between actual and assumed results, particularly with regard to return on assets and changes in the discount rate, as well as the amount of Company contributions, if any. Unrecognized actuarial losses were approximately $1.9 billion and $3.3 billion at December 31, 2012 for the U.S. plans and non-U.S. plans, respectively, compared with $1.7 billion and $3.0 billion at December 31, 2011. The increase is primarily due to the impact of decreases in the discount rates partly offset by actual returns on plan assets in 2012 that were higher than the estimated long-term rate of return on plan assets. In the past several years, the amount of actuarial losses has been significantly impacted, both positively and negatively, by actual asset performance and changes in discount rates. The discount rate used to measure plan liabilities declined in both the U.S. and the U.K. (the Company's two largest plans) in each of the four years for 2009 to 2012. At the end of 2009, the weighted average discount rate for all plans was 6.0%, declining to 5.6%, 4.9% and 4.4% at the end of 2010, 2011 and 2012, respectively. A decline in the discount rate increases the measured plan liability, resulting in actuarial losses. During 2012, the Company's defined benefit pension plan assets had actual returns of 14.1% and 9.9% in the U.S. and U.K., respectively. During 2011, the Company's defined benefit pension plan assets had actual returns of 5.8%, and 4.8% in the U.S. and U.K., respectively; and in 2010, the actual returns were 14.4% in the U.S. and 13.5% in the U.K. In 2012 and 2010, actuarial losses resulting from declines in the discount rate were partly offset by actual asset returns which exceeded the assumed rates of return in each year. In 2011, both the decline in the discount rate and actual asset returns that were lower than the assumed rates of return contributed to the actuarial losses.
Overall, the Company’s pension expense is expected to increase in 2013 by approximately $30 million before the partly-offsetting impacts on bonuses and other incentive compensation and possible movements in foreign exchange rates. The increase in the expected pension expense in 2013 results primarily from a decline in the discount rates used to measure plan liabilities. Partly offsetting this increase is the impact of an increase in plan assets resulting from both investment returns and contributions.The impact of these higher asset levels is partly offset by a reduction in the weighted average assumed rate of return related to the non-U.S. plans.
The Company’s accounting policies for its defined benefit pension plans, including the selection of and sensitivity to assumptions, are discussed below under Management’s Discussion of Critical Accounting Policies. For additional information regarding the Company’s retirement plans, see Note 8 to the consolidated financial statements.
Financing Cash Flows
Net cash used for financing activities was $633 million in 2012 compared with $1.0 billion of net cash used for financing activities in 2011. The Company reduced outstanding debt by approximately $10 million, $100 million and $550 million in 2012, 2011 and 2010, respectively.

Debt
During the first quarter of 2012, the Company repaid its 6.25% fixed rate $250 million senior notes that matured. The Company used proceeds from the issuance of 2.3% five-year $250 million senior notes in the first quarter to fund the maturing notes.
On July 15, 2011, the Company purchased $600 million of outstanding notes comprised of $330 million of its 2014 Notes and $270 million of its 2015 Notes (collectively, the "Notes"). The Company acquired the Notes at fair value plus a tender premium, which exceeded its carrying value. A charge of approximately $72 million was recorded in the Consolidated Statement of Income in the third quarter of 2011 related to the extinguishment of this debt.
The Company used proceeds from the issuance of 4.80% ten-year $500 million senior notes in the third quarter of 2011 and cash on hand to purchase the Notes.
In February 2013, the Company repaid $250 million of maturing senior notes.
Acquisitions
During 2012, the Company paid $30 million of contingent payments related to acquisitions made in prior periods. Remaining estimated future contingent consideration payments of $63 million for acquisitions completed in 2012 and in prior years are recorded in accounts payable and accrued liabilities or other liabilities in the consolidated balance sheet at December 31, 2012.
In the second quarter of 2011, the Company acquired the remaining minority interest of a previously majority-owned entity for total cash consideration of $8 million.
In the first quarter of 2011, the Company paid deferred purchase consideration of $13 million related to the purchase in 2009 of the minority interest of a previously controlled entity.
Credit Facilities
The Company and certain of its subsidiaries maintain a $1.0 billion multi-currency five-year unsecured revolving credit facility. The interest rate on this facility is based on LIBOR plus a fixed margin which varies with the Company's credit ratings. This facility requires the Company to maintain certain coverage and leverage ratios which are tested quarterly. There were no borrowings under this facility at December 31, 2012.
In December 2012 the Company closed on a $50 million, 3-year delayed draw term loan facility. The interest rate on this facility is based on LIBOR plus a fixed margin which varies with the Company's credit ratings. The facility requires the Company to maintain coverage ratios and leverage ratios consistent with the revolving credit facility discussed above. There were no borrowings under this facility at December 31, 2012.
The Company’s senior debt is currently rated Baa2 by Moody’s and BBB by Standard & Poor’s. The Company’s short-term debt is currently rated P-2 by Moody’s and A-2 by Standard & Poor’s. The Company carries a stable outlook from Moody’s and Standard & Poor’s.
The Company also maintains other credit facilities, guarantees and letters of credit with various banks, primarily related to operations located outside the United States, aggregating $247 million at December 31, 2012 and $248 million at December 31, 2011. There were no outstanding borrowings under these facilities.
Share Repurchases
During 2012, the Company repurchased approximately 6.9 million shares of its common stock for total consideration of approximately $230 million at an average price per share of $33.36. The Company remains authorized to repurchase additional shares of its common stock up to a value of $323 million. There is no time limit on this authorization. During 2011, the Company repurchased approximately 12.3 million shares of its common stock for total consideration of approximately $361 million at an average price per share of $29.44.
Dividends
The Company paid total dividends of $497 million in 2012 ($0.90 per share), $480 million in 2011 ($0.86 per share) and $452 million in 2010 ($0.81 per share).
Investing Cash Flows
Net cash used for investing activities amounted to $583 million in 2012 compared with $457 million used for investing activities in 2011. The Company made 15 acquisitions in 2012. Cash used for these acquisitions, net of cash acquired was $230 million. In addition, in 2012, the Company paid $59 million of deferred purchase consideration related to acquisitions made in prior years and $3 million for the purchase of other intangible assets. Remaining deferred cash payments of approximately $42 million for acquisitions completed in 2012 and in prior years are recorded in accounts payable and accrued liabilities or other liabilities in the consolidated balance sheet at December 31, 2012.
The Company made 12 acquisitions in 2011. Cash used for these acquisitions, net of cash acquired, was $160 million compared with $427 million used for acquisitions in 2010. In addition, the Company recorded a liability of $33 million for estimated contingent purchase consideration related to the acquisitions completed in 2011. In 2011, the Company also paid $11 million for deferred purchase consideration, $62 million into escrow for future acquisitions and $4 million for the purchase of other intangible assets. In 2010, in addition to the cash paid, the Company issued approximately 7.6 million shares of common stock with an acquisition date value of $183 million, and also paid $60 million of deferred purchase consideration, $3 million for other intangible assets and $2 million of contingent purchase consideration related to acquisitions made in prior years.
Cash provided by the sale of securities was $6 million for the periods ended December 31, 2012 and 2011, respectively.
The Company’s additions to fixed assets and capitalized software, which amounted to $320 million in 2012 and $280 million in 2011, primarily relate to computer equipment purchases, the refurbishing and modernizing of office facilities and software development costs.
The Company has committed to potential future investments of approximately $40 million in private equity funds that invest primarily in financial services companies. Substantially all invested assets in Trident II were harvested in the first quarter of 2013 and the fund is expected to wind down. The Company expects to receive approximately $100 million related to its Trident II investment in 2013.

Commitments and Obligations
The following sets forth the Company’s future contractual obligations by the types identified in the table below as of December 31, 2012:

	Payment due by Period
Contractual Obligations (In millions of dollars)	Total	Within 1 Year	1-3 Years	4-5 Years	After 5 Years
Current portion of long-term debt	$260	$260	$—	$—	$—
Long-term debt	2,664	—	821	273	1,570
Interest on long-term debt	1,309	159	287	209	654
Net operating leases	2,489	355	583	433	1,118
Service agreements	374	136	120	78	40
Other long-term obligations	144	32	103	7	2
Purchase commitments	47	32	15	—	—
Total	$7,287	$974	$1,929	$1,000	$3,384
The above does not include the liability for unrecognized tax benefits of $117 million as the Company is unable to reasonably predict the timing of settlement of these liabilities, other than approximately $12 million that may become payable during 2013. The above does not include the indemnified liabilities discussed in Note 15 as the Company is unable to reasonably predict the timing of settlement of these liabilities. The above does not include net pension liabilities of approximately $1.8 billion because the timing and amount of ultimate payment of such liability is dependent upon future events, including, but not limited to, future returns on plan assets, and changes in the discount rate used to measure the liabilities. The amounts of estimated future benefits payments to be made from plan assets are disclosed in Note 8 to the consolidated financial statements. In 2013, the Company expects to contribute approximately $25 million and $623 million to its U.S. and non-U.S. pension plans, respectively.
Management’s Discussion of Critical Accounting Policies
The preparation of financial statements in conformity with accounting principles generally accepted in the United States (“GAAP”) requires management to make estimates and judgments that affect reported amounts of assets, liabilities, revenue and expenses, and disclosure of contingent assets and liabilities. Management considers the policies discussed below to be critical to understanding the Company’s financial statements because their application places the most significant demands on management’s judgment, and requires management to make estimates about the effect of matters that are inherently uncertain. Actual results may differ from those estimates.
Legal and Other Loss Contingencies
The Company and its subsidiaries are subject to numerous claims, lawsuits and proceedings including claims for errors and omissions. GAAP requires that a liability be recorded when a loss is both probable and reasonably estimable. Significant management judgment is required to apply this guidance. The Company utilizes case level reviews by inside and outside counsel, an internal actuarial analysis and other analyses to estimate potential losses. The liability is reviewed quarterly and adjusted as developments warrant. In many cases, the Company has not recorded a liability, other than for legal fees to defend the claim, because we are unable, at the present time, to make a determination that a loss is both probable and reasonably estimable. Given the unpredictability of E&O claims and of litigation that could flow from them, it is possible that an adverse outcome in a particular matter could have a material adverse effect on the Company’s businesses, results of operations, financial condition or cash flow in a given quarterly or annual period.
In addition, to the extent that insurance coverage is available, significant management judgment is required to determine the amount of recoveries that are probable of collection under the Company’s various insurance programs.
Retirement Benefits
The Company maintains qualified and non-qualified defined benefit pension and defined contribution plans for its eligible U.S. employees and a variety of defined benefit and defined contribution plans for its eligible non-U.S. employees. The Company’s policy for funding its tax qualified defined benefit retirement plans is to contribute amounts at least sufficient to meet the funding requirements set forth in U.S. and applicable foreign laws.
The Company recognizes the funded status of its over-funded defined benefit pension and retiree medical plans as a net benefit plan asset and its unfunded and underfunded plans as a net benefit plan liability. The gains or losses and prior service costs or credits that have not been recognized as components of net periodic costs are recorded as a component of Accumulated Other Comprehensive Income (“AOCI”), net of tax, in the Company’s consolidated balance sheets. The gains and losses that exceed specified corridors are amortized prospectively out of AOCI over a period that approximates the average remaining service period of active employees, or for plans in which substantially all the participants are inactive, over the remaining life expectancy of the inactive employees.
The determination of net periodic pension cost is based on a number of assumptions, including an expected long-term rate of return on plan assets, the discount rate, mortality and assumed rate of salary increase. Significant assumptions used in the calculation of net periodic pension costs and pension liabilities are disclosed in Note 8 to the consolidated financial statements. The Company believes the assumptions for each plan are reasonable and appropriate and will continue to evaluate assumptions at least annually and adjust them as appropriate. Based on its current assumptions, the Company expects pension expense in 2013 to increase approximately $30 million compared with 2012 before partly-offsetting impacts of bonuses and other incentive compensation and possible movements in foreign exchange rates.
Future pension expense or credits will depend on plan provisions, future investment performance, future assumptions and various other factors related to the populations participating in the pension plans. Holding all other assumptions constant, a half-percentage point change in the rate of return on plan assets and discount rate assumptions would affect net periodic pension cost for the U.S. and U.K. plans, which together comprise approximately 88% of total pension plan liabilities, as follows:

	0.5 Percentage Point Increase		0.5 Percentage Point Decrease
(In millions of dollars)	U.S.	U.K.	U.S.	U.K.
Assumed Rate of Return on Plan Assets	$(18)	$(35)	$18	$35
Discount Rate	$(20)	$(25)	$20	$25
Changing the discount rate and leaving the other assumptions constant may not be representative of the impact on expense, because the long-term rates of inflation and salary increases are often correlated with the discount rate. Changes in these assumptions will not necessarily have a linear impact on the net periodic pension cost.
The Company contributes to certain health care and life insurance benefits provided to its retired employees. The cost of these post-retirement benefits for employees in the U.S. is accrued during the period up to the date employees are eligible to retire, but is funded by the Company as incurred. The key assumptions and sensitivity to changes in the assumed health care cost trend rate are discussed in Note 8 to the consolidated financial statements.

Income Taxes
The Company's tax rate reflects its income, statutory tax rates and tax planning in the various jurisdictions in which it operates. Significant judgment is required in determining the annual effective tax rate and in evaluating uncertain tax positions. The Company reports a liability for unrecognized tax benefits resulting from uncertain tax positions taken or expected to be taken in a tax return. The evaluation of a tax position is a two-step process. The first step involves recognition. The Company determines whether it is more likely than not that a tax position will be sustained upon tax examination, including resolution of any related appeals or litigation, based on only the technical merits of the position. The technical merits of a tax position derive from both statutory and judicial authority (legislation and statutes, legislative intent, regulations, rulings, and case law) and their applicability to the facts and circumstances of the tax position. If a tax position does not meet the more likely than not recognition threshold, the benefit of that position is not recognized in the financial statements. The second step is measurement. A tax position that meets the more likely than not recognition threshold is measured to determine the amount of benefit to recognize in the financial statements. The tax position is measured as the largest amount of benefit that is greater than 50 percent likely of being realized upon ultimate resolution with a taxing authority.
Uncertain tax positions are evaluated based upon the facts and circumstances that exist at each reporting period and involve significant management judgment. Subsequent changes in judgment based upon new information may lead to changes in recognition, derecognition, and measurement. Adjustments may result, for example, upon resolution of an issue with the taxing authorities, or expiration of a statute of limitations barring an assessment for an issue.
Tax law requires items be included in the Company's tax returns at different times than the items are reflected in the financial statements. As a result, the annual tax expense reflected in the consolidated statements of income is different than that reported in the tax returns. Some of these differences are permanent, such as expenses that are not deductible in the returns, and some differences are temporary and reverse over time, such as depreciation expense. Temporary differences create deferred tax assets and liabilities. Deferred tax liabilities generally represent tax expense recognized in the financial statements for which payment has been deferred, or expense for which a deduction has been taken already in the tax return but the expense has not yet been recognized in the financial statements. Deferred tax assets generally represent items that can be used as a tax deduction or credit in tax returns in future years for which a benefit has already been recorded in the financial statements. In assessing the need for and amount of a valuation allowance for deferred tax assets, the Company considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized and adjusts the valuation allowance accordingly. The Company evaluates all significant available positive and negative evidence, including the existence of losses in recent years and its forecast of future taxable income by jurisdiction, in assessing the need for a valuation allowance. The Company also considers tax-planning strategies that would result in realization of deferred tax assets, and the presence of taxable income in prior period tax filings in jurisdictions that allow for the carryback of tax attributes pursuant to the applicable tax law. The underlying assumptions the Company uses in forecasting future taxable income require significant judgment and take into account the Company's recent performance. The ultimate realization of deferred tax assets is dependent on the generation of future taxable income during the periods in which temporary differences or carry-forwards are deductible or creditable. Valuation allowances are established for deferred tax assets when it is estimated that it is more likely than not that future taxable income will be insufficient to fully use a deduction or credit in that jurisdiction.

Fair Value Determinations
Investment Valuation—The Company holds investments in private companies as well as certain private equity funds. Certain investments, primarily investments in private equity funds, are accounted for using the equity method. Although not directly recorded in the Company’s consolidated balance sheets, the Company defined benefit pension plans hold investments of approximately $12.2 billion. The fair value of these investments determines, in part, the over-or under-funded status of those plans, which is included in the Company’s consolidated balance sheets. The Company periodically reviews the carrying value of its investments to determine if any valuation adjustments are appropriate under the applicable accounting pronouncements. The Company bases its review on the facts and circumstances as they relate to each investment. Fair value of investments in private equity funds is determined by the funds’ investment managers. Factors considered in determining the fair value of private equity investments include: implied valuation of recently completed financing rounds that included sophisticated outside investors; performance multiples of comparable public companies; restrictions on the sale or disposal of the investments; trading characteristics of the securities; and the relative size of the holdings in comparison to other private investors and the public market float. In those instances where quoted market prices are not available, particularly for equity holdings in private companies, or formal restrictions limit the sale of securities, significant management judgment is required to determine the appropriate value of the Company’s investments. The Company reviews with the fund manager the appropriateness of valuation results for significant private equity investments.
Goodwill Impairment Testing—The Company is required to assess goodwill and any indefinite-lived intangible assets for impairment annually, or more frequently if circumstances indicate impairment may have occurred. The Company performs the annual goodwill impairment test for each of its reporting units during the third quarter of each year. The Company adopted new accounting guidance in the third quarter of 2011. Under this guidance, a company may first assess qualitative factors to determine whether it is necessary to perform the goodwill impairment test. If, as a result of this qualitative assessment, a company determines the fair value of a reporting unit is more likely than not lower than its carrying value, a step 1 impairment assessment must be performed. The Company considered the totality of numerous factors, which included that the fair value of each reporting unit exceeded its carrying value by a substantial margin in its most recent estimate of reporting unit fair values, whether significant acquisitions or dispositions occurred which might alter the fair values of its reporting units, macroeconomic conditions and their potential impact on reporting unit fair values, actual performance compared with budget and prior projections used in its estimation of reporting unit fair values, industry and market conditions, and the year over year change in the Company's share price.
Based on its qualitative evaluation, the Company concluded that a two-step goodwill impairment test was not required in 2012.
Share-based Payment
The guidance for accounting for share-based payments requires, among other things, that the estimated fair value of stock options be charged to earnings. Significant management judgment is required to determine the appropriate assumptions for inputs such as volatility and expected term necessary to estimate option values. In addition, management judgment is required to analyze the terms of the plans and awards granted thereunder to determine if awards will be treated as equity awards or liability awards, as defined by the accounting guidance.
As of December 31, 2012, there was $18 million of unrecognized compensation cost related to stock option awards. The weighted-average periods over which the costs are expected to be recognized is 1.3 years. Also as of December 31, 2012, there was $135 million of unrecognized compensation cost related to the Company’s restricted stock, restricted stock unit and deferred stock unit awards.
See Note 9 to the consolidated financial statements for additional information regarding accounting for share-based payments.
New Accounting Pronouncements
Note 1 to the consolidated financial statements contains a summary of the Company’s significant accounting policies, including a discussion of recently issued accounting pronouncements and their impact or potential future impact on the Company’s financial results, if determinable, under the sub-heading "New Accounting Pronouncements" .